Exhibit 10.22

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(B)(10) BECAUSE IT IS

BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

IN ADDITION, CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED

FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED

NON-RESIDENTIAL LEASE AGREEMENT

VGP PARK SEVILLA DOS HERMANAS, S.L.U.

as Landlord

and

H2B2 ELECTROLYSIS TECHNOLOGIES, S.L.

as Tenant

DATE:

TABLE OF CONTENTS

1.	DEFINITIONS	5
2.	PURPOSE OF THE LEASE	9
3.	PREVIOUS ACCESS AND CONDITIONING WORKS	10
4.	LANDLORD’S WORKS	11
5.	RIGHT OF ACCESS, PARKING SPACES	12
6.	DELIVERY OF THE PROPERTY	12
7.	LEASE TERM	13
8.	RENT	15
9.	LEASE CHARGES	16
10.	PAYMENT	18
11.	VALUE ADDED TAX (VAT)	19
12.	WORKS, MAINTENANCE AND REPAIRS	19
13.	GUARANTEES	20
14.	INSURANCE	21
15.	OTHER RIGHTS AND OBLIGATIONS OF THE TENANT	21
16.	OTHER RIGHTS AND OBLIGATIONS OF THE LANDLORD	23
17.	INFORMATION AND DISTINCTIVE SIGNS	24
18.	TERMINATION AND EXTINCTION	24
19.	RETURN OF THE PROPERTY AT THE END OF THE LEASE	26
20.	APPLICABLE LAW AND JURISDICTION	27
21.	FINAL PROVISIONS	27
ANNEX 1
LAND REGISTRY EXCERPT
ANNEX 2
TECHNICAL SPECIFICATIONS
ANNEX 3
ILLUSTRATIVE PLANS OF THE PROPERTY
ANNEX 4
TABLE OF LEASE CHARGES
ANNEX 5
CHANGE ORDER PRO-FORMA
ANNEX 6
TAX CERTIFICATES AND SEPA MANDATE

ANNEX 7
PROOF OF PAYMENT OF THE LEGAL DEPOSIT
ANNEX 8
DETAILS OF THE TENANT FOR THE LEASE STUDY

THIS LEASE IS ENTERED INTO BETWEEN:

ON THE ONE HAND, Mr. Jan Van Geet [***]

Acting in the name and on behalf of the company VGP PARK DOS HERMANAS, S.L. [***]

He is acting in his capacity as sole director of the Company.

Hereinafter “VGP” or the “Landlord”.

AND, ON THE OTHER HAND, Mr. FLORENCIO-SALVADOR FERRERA SALDAÑA, [***]

Acting in the name and on behalf of the company H2B2 ELECTROLYSIS TECHNOLOGIES, S.L. [***].

He is acting as sole director of the company by virtue of a public deed granted on July 8, 2021 before the Notary of Seville, Mr. Rafael José Díaz Escudero, under number 1,181 of his public records.

Hereinafter, “H2B2” or the “Tenant”, and, together with the Landlord, the “Parties”.

The Parties mutually and expressly acknowledge the legal capacity necessary to sign this non-dwelling lease agreement and, for this purpose:

EXHIBIT:

(A)	That the Landlord owns the following property (the “Plot”):

Registry Description: According to the Land Registry excerpts attached as ANNEX 1.

Enrollment: According to the registry information notes attached as ANNEX 1.

Cadastral References: 550100800000000001AQ .

Attached as ANNEX 1 Land Registry Excerpt.

(B)	The Landlord is developing a logistics park consisting of several buildings on the Plot (the “Logistics Park”), including building B (the “Building”), the technical specifications of which are attached as ANNEX 2 as shown in the plan attached as ANNEX 3, and which is configured as a type B industrial building in a multi-tenant regime suitable to house an activity of average risk 5.

(C)	That the Landlord is interested in leasing a module within the Building (the “Property”) with a storage area of 3,189.20 m2 (the “Warehouse”) and an office area of 620.01 m2 (the “Offices”) and the Tenant is interested in taking said Property under lease in the state in which it is, therefore, both Parties agree to enter into this non-residential lease agreement (the “Agreement” or the “Lease”), which shall be governed in accordance with and subject to the following

CLAUSES

1.	DEFINITIONS

1.1	The terms defined below or in general in this Agreement, when written in capital letters and unless otherwise deduced from the context in which they are used, shall have the meaning set forth below in this Agreement:

“Previous Access” shall have the meaning set forth in Clause 3.1.

“Amounts Assimilated to the Rent” means the Lease Charges, as referred to in Clause 9.1 and any amount to be paid by the Tenant in accordance with Clauses 9.8 and 12.1 (repair costs carried out by the Landlord instead of the Tenant).

“Lease Charges” shall have the meaning set forth in Clause 9.2.

“Civil Code” means the Spanish Civil Code.

“Agreement” means this Agreement, including all the annexes that form part of it.

“Landlord’s Account” means the bank account opened in the name of the Landlord at Banco Sabadell with IBAN [***] and BIC [***], designated for the payment of the Legal Deposit, or any other account designated for the payment of the invoices sent by the Landlord to the Tenant.

“Tenant’s Account” means the bank account opened in the name of the Tenant at Banco Bilbao Vizcaya Argentaria with IBAN [***], designated for the direct debit of the payment of the Rent and Operating Expenses by means of a SEPA command attached in ANNEX 6.

“Major Defects” means any defect in the Property that prevents the Tenant from properly occupying the Property in accordance with the provisions of this Agreement.

“Minor Defects” means any defect other than a Major Defect.

“Right of Access” means the right that corresponds to the managers, employees, shareholders, customers or visitors of the Tenant to access the Building through the Plot, only through the designated areas and in the stipulated manner.

“Business Day” means any calendar day other than Saturday, Sunday or public holiday in Spain.

“Building” shall have the meaning set forth in Exhibit (B).

“Technical Specifications” means the technical specifications of the Offices attached as ANNEX 2.

“Independent Expert” means an internationally well-known expert of recognized prestige duly qualified to provide consulting services in technical, constructive or other matters, to be appointed by the Parties by mutual agreement.

“Delivery Date” means November 29, 2022, date on which the Warehouse area must be delivered to the Tenant.

“Alternative Delivery Date” means the alternative date agreed by the Parties for the delivery of the Property and, in the absence of agreement between the Parties, the date set by the Landlord for the delivery of the Property, which must be notified to the Tenant at least five (5) Business Days in advance.

“Landlord’s Works Completion Date” shall have the meaning set forth in Clause 4.3.

“Start Date” means the date on which the Lease Term will begin in accordance with the provisions of Clause 7.1.

“Legal Deposit” means the deposit of two (2) monthly Rents required by Article 36 of the Urban Leases Act.

“Force Majeure” means those events beyond the will of the relevant Party that are unavoidable and that such Party cannot remedy, and that prevent the said Party from fulfilling the obligations under this Agreement, including in relation to the construction of the Building and/or the execution of the Landlord’s Works, the appearance of reservoirs or other findings belonging to archaeological heritage, the delay in the granting of the corresponding work licenses by the relevant public administration, the interference of the Tenant’s Conditioning Works in the Construction of the Building and/or the execution of the Landlord’s Works, government restrictions or controls, strikes in the construction sector (general or local) or in any other related sector that negatively affect the execution of the construction works of the Building and/or the execution of the Landlord’s Works, the suspension or judicial or administrative stoppage of the construction works of the Building and/or the execution of Landlord’s Works (unless such suspension or stoppage is a result of a breach by the Landlord of its legal obligations or of the emanating from this Agreement), hostile acts, enemy attacks, citizen disturbances, fires, natural disasters and earthquakes, as well as the following adverse weather conditions: wind exceeding 40 km/h, temperatures below -1º C in the morning, snow and/or precipitation exceeding 10mm/h during the day.

“Bank Guarantee” shall have the meaning set forth in Clause 13.

“Operating Expenses” shall have the meaning set forth in Clause 9.1.

“Incentive” means the incentive granted by the Landlord to the Tenant in accordance with Clause 8.4.

“Update Index” means the Consumer Price Index for the national set published by the National Institute of Statistics (INE). In the event that it is no longer published by the INE or by the bodies that have replaced it, the index that has officially replaced it shall apply and, failing that, any other official publication or data indicating the variation experienced by the cost of living; and, ultimately, it will be determined by an independent expert appointed for this purpose by both Parties.

“Property” means the property described in ANNEX 2 and indicated in red and yellow in ANNEX 3.

“Urban Leases Act” means Law 29/1994, of 24 November, on Urban Leases.

“Activity License” means all licenses, permits and other administrative authorizations that are necessary in accordance with the regulations applicable to the Property for the Permitted Use that the Tenant will make of the Property, as well as for the operation of the facilities and services that serve exclusively the Tenant (such as, but not limited to, environmental, start-up and opening licenses).

“License or Communication of Occupation” means the license or communication required by the applicable regulations for the first occupation of the Building.

“Work Modifications” shall have the meaning set forth in Clause 2.9.

“Guaranteed Obligations” means any pecuniary obligation or any amount that the Tenant owes at any time in accordance with or in relation to this Agreement, including the Rent, the Amounts Assimilated to the Rent and any compensation, delay interest, payments, contractual penalties and/or claims for unfair enrichment.

“Conditioning Works” means the works carried out by the Tenant in the Property in relation to the construction or installation of equipment, which have been approved by the Landlord and which are necessary for the development of the Tenant’s activities in the Property.

“Landlord’s Works” shall have the meaning set forth in Clause 4.

“Change Order” means the document signed by the authorized representatives of both Parties in accordance with the pro-forma attached as ANNEX 5, in which the Work Modifications must be documented.

“Plot” shall have the meaning set forth in Exhibit (A).

“Logistics Park” shall have the meaning set forth in Exhibit (B).

“Fixed Part of the Rent” means the part of the Rent that is stipulated as fixed in Clause 8.1.

“Supplementary Part of the Rent” shall have the meaning set forth in Clause 8.4.

“Parking Spaces” means the total number of 20 private car parking spaces, marked in blue in ANNEX 3.

“Lease Term” shall have the meaning set forth in Clause 7.2.

“Delivery Protocol” shall have the meaning set forth in Clause 6.1.

“Rent” shall have the meaning set forth in Clause 8.1.

“Major Repairs” means repairs that affect (i) walls and load structures, beams, stairwells or any other main structural elements of the Building, (ii) Building Decks; (iii) Building Floor, (iv) Parking Spaces and rolled accesses; (v) central distribution networks (electricity, gas, water and drainage); and (vi) heating, ventilation and air conditioning. Repairs of any element and/or device mentioned in this definition that is found in the Property as a result of Work Modifications, the Additional Requirements or because it has been installed and/or left in the Property at the request of the Tenant shall not be considered Major Repairs.

“Minor Repairs” means any repair other than a Major Repair, such as, including, but not limited to: (i) replacement and repair of broken glass and mirrors; (ii) replacement and repair of window and door closure systems, hinges, anchors, locks and plumbing (iii) repairs of internal paint and new paint in the event that the quality of the previous one has been substantially spoilt, (iv) ordinary cleaning of windows (both inside and outside), (v) repairs of any items and/or devices installed under the Work Modifications or Additional Requirements, (vi) repair of any element and/or device installed and/or left in the Building by the Tenant or at the request of the Tenant.

“Additional Requirements” means (i) any obligation imposed by the public administration on the Landlord or any condition for the occupancy of the Property (such as, for example, provide the Property with special equipment) coming from the Work Modifications, special requests of the Tenant or of the Tenant’s own activity; and/or (ii) any action required for the occupancy of the Property that exceeds the obtaining of the first license of occupation or, if applicable, of making the first communication of occupation.

“Landlord’s Insurance” shall have the meaning set forth in Clause 14.1.

“Distinctive Sign” shall have the meaning set forth in Clause 17.1.

“Guaranteed Amount” shall have the meaning set forth in Clause 13.3.

“Permitted Use” means the use of design, calculation and engineering of hydrogen production systems based on electrolysis processes, as well as the assembly and testing of such hydrogen production equipment prior to distribution to the end customer.

1.2	Where this Agreement refers to:

(a)	Legal entities, it shall be understood that it also includes the legal successors of said legal entities;

(b)	A public administration or authority and any competence or activity thereof, shall be understood to also comprise the public administration or authority to which such competition or activity is transferred;

(c)	A price index shall be understood to also comprise the price index that would formally replace it or, in the absence of formal substitution, the one whose purpose is the closest;

(d)	Daily Operating Expenses or Rent, one month is considered to have thirty (30) days;

(e)	Monthly or daily Rent (either the Fixed Part of the Rent or the Supplementary Part of the Rent) or monthly or daily Operating Expenses as a basis for the calculation of any amount, shall always mean the amount of Rent or Operating Expenses applicable on the day on which the assumption giving rise to such calculation takes place, although, to that end, only the amounts reflected in this Agreement shall be taken into account, without taking into account any partial or provisional modifications or adjustments to the Rent.

(f)	Lease, it shall be understood that it refers to this Lease.

1.3	Except as expressly provided otherwise, any reference to Clauses, paragraphs and Annexes made in this Agreement shall be understood to refer to the Clauses, paragraph and Annexes of this Agreement.

1.4	All Annexes to this Agreement are part of this Agreement.

2.	PURPOSE OF THE LEASE

2.1	The Landlord hereby leases the Property to the Tenant, who accepts it, so that the Tenant can carry out in the Property the Permitted Use and the corresponding administrative tasks after the completion of the Conditioning Works by the Tenant and obtaining the relevant authorizations.

For the avoidance of doubt:

(a)	The access areas indicated in color in the draft attached in Annex 3 are part of the Building.

(b)	The Property is leased to the Tenant with the connections to the general supplies and equipment of the Building and without prejudice to the Tenant’s power to install the equipment and machinery that are necessary for the development of its activities, whose installation will correspond to the Tenant itself (and that will be owned by the Tenant) under the terms stipulated in this Agreement.

2.2	The Tenant may only use the Property for the Permitted Use and always subject to the License of Occupation and the Activity License.

2.3	The Tenant may only develop the Permitted Use in the Property. Any change in whole or in part to the Permitted Use may only be made by novation in writing of this Agreement.

2.4	This Agreement is valid and comes into force as of today’s date and the Parties expressly declare that there is no need for any further ratification after the delivery of the Property to the Tenant. Consequently, all rights, obligations and waivers included in this Agreement become final as of today, without prejudice to the fact that the effectiveness of certain clauses is deferred to a later time (delivery, agreements on Rent payments, start of the Lease Term, etc.).

2.5	It is expressly stated for the record that the purpose of this Agreement constitutes the Property in its entirety, considered as an indivisible whole, comprising the Warehouse and the Offices referred to in Exhibit (B). The Tenant may not reduce the purpose of the Lease in any way during the term of the Agreement and is obliged to pay the full Rent in accordance with the provisions of this Agreement.

However, the Landlord expressly reserves the option to exclude from the Lease the use of the Cover Surface Area, in the event that the Landlord wishes to exploit it directly or assign its use by the title it deems appropriate to any third parties of its free choice (such as investors, agents or operators in the renewable energy market) for the facility, maintenance and exploitation of solar thermal or photovoltaic energy capture systems, with or without connection to the electrical grid (such as thermal panels and/or photovoltaic plates) or for the production of electrical energy on a special basis, which the Tenant accepts and consents to for all purposes.

2.6	The Tenant expressly accepts the classification, rating and urban planning situation of the Building (in particular, for the purposes of the uses permitted to be implemented under this Agreement), assumes the regulatory provisions and limitations that may derive from the classification, rating and urban planning situation for the development of the Permitted Use and undertakes to comply with said regulatory provisions and limitations during the term of this Agreement.

2.7	In the event that one or more Additional Requirements are imposed, the Tenant undertakes from now on to bear the costs that may derive from the execution or implementation of said Additional Requirements and undertakes to pay them within fifteen (15) Business Days of receipt of the corresponding payment request from the Landlord. The Completion Date of the Landlord’s Works will be postponed for the period necessary to comply with the Additional Requirements.

2.8	The Tenant agrees to collaborate with the Landlord to the extent that such collaboration is necessary for the completion of the Landlord’s Works and the processing of the License of Occupation. The Tenant agrees to make available to the Landlord all plans and specifications of the Conditioning Works that the Landlord may require.

2.9	During the execution of the Landlord’s Works, the Tenant may request the Landlord to make constructive modifications to the Property (the “Work Modifications”). The Landlord may refuse to make such Work Modifications if they differ materially from the conditions and limits established in the Technical Specifications. The Landlord shall inform the Tenant of both the price and term of execution of the Work Modifications and the impact that the Work Modifications may have on the Landlord’s Works Completion Date. If the Parties reach an agreement on the price, term and scope of the Work Modifications, they must confirm said agreement in writing by formalizing a Change Order. If the execution of the Work Modifications affects the Completion Date, the Parties shall establish the new Landlord’s Works Completion Date in the Change Order. The Landlord shall not be obliged to initiate the Work Modifications until the corresponding Change Order has been formalized between the Parties.

2.10	The Landlord shall execute the Work Modifications at its own expense for the price agreed in the Change Order (the “Work Modification Costs”). Unless otherwise agreed by the Parties, the Work Modification Costs shall be taken into account in the calculation of the Supplementary Part of the Rent in accordance with Clause 8.5.

2.11	If any of the causes of termination of this Agreement in accordance with Clauses 18.2 or 18.4 occurs before the Start Date, the Landlord shall have the right to demand from the Tenant, who agrees, a conventional penalty equal to 150% of the Work Modification Costs and of the costs motivated by the Additional Requirements referred to in Clause 2.7.

3.	PREVIOUS ACCESS AND CONDITIONING WORKS

3.1	Provided that the Tenant so requests in writing to the Landlord and has delivered the guarantee provided for in Clauses 13.1 and 13.2, the Landlord shall provide the Tenant, as soon as practicable and prior to the Delivery Date, with access to the Building and the Property in order for the Tenant to carry out the Conditioning Works necessary for the start of its activity (the “Previous Access”).

3.2	Previous Access will be conducted on the following terms:

3.2.1	Previous Access shall determine the application of Clauses 12.1, 12.2 and 14.2 to such situation and concordant provisions.

3.2.2	The Parties will sign a certificate in order to record the state in which the Property is and it will have the effects of the certificate of delivery, in particular for the purposes of the state in which the Building must be restored in the event of termination of the Lease or in the event of breach by the Tenant of its obligation to take it in possession on the Delivery Date.

3.2.3	Access shall be limited to the Warehouse part and the tasks necessary for the execution of the Conditioning Works and shall not in any way lead to the taking of possession.

3.2.4	Previous Access will always be carried out by the Tenant in accordance with the applicable regulations and subject to the determinations made by the delegated promoter of the Building, as well as the construction management and the health and safety coordinator. The provisional supplies required by the Tenant shall be at its own expense in any case.

3.3	The Tenant shall carry out the Conditioning Works in the following terms:

3.3.1	The Tenant shall carry out the Conditioning Works in a professional manner and without hindering or impeding the work related to the Landlord’s Works. If the Landlord’s Works are affected by the Conditioning Works, the Landlord’s Works Completion Date shall be extended for a period equal to the period for which the Landlord’s Works are affected by the Conditioning Works.

3.3.2	In its capacity as promoter of the Conditioning Works, the Tenant shall be solely and exclusively responsible for (i) complying with the regulations governing their execution, in particular in administrative matters and the prevention of risks in the workplace, with total indemnity of the Landlord and (ii) paying any cost, expense or consumption resulting from the Conditioning Works. If necessary, a safety and health coordinator will be appointed whose cost will be borne by the Tenant.

3.3.3	Each of the Parties must appoint a representative and contact in order to maintain adequate coordination between the execution of the Landlord’s Works and the execution of the Conditioning Works. In the event of a discrepancy in relation to the coordination, the final decision shall rest with the Landlord.

3.3.4	The Tenant must provide the Landlord, prior to the Previous Access, with the plans and documentation related to the Conditioning Works (the “Conditioning Project”), so that they can be reviewed by the Landlord. The Conditioning Project must comply with the Technical Specifications. The Tenant shall accept any reasonable observation that the Landlord may make about the Conditioning Project and may not carry out any Conditioning Work rejected by the Landlord.

4.	LANDLORD’S WORKS

4.1	The Parties expressly agree that the Landlord shall execute at its own cost the construction work of the Offices of the Property, which shall form an integral part of the Property and shall be the property of the Landlord (the “Landlord’s Works”).

4.2	During the Landlord’s Works, the Landlord undertakes to:

(a)	Comply with the Technical Specifications attached as Annex 2;

(b)	Act professionally and in accordance with usual practice in the construction sector;

(c)	Proceed in accordance with the applicable regulations and the permits granted for the Landlord’s Works.

4.3	The Landlord shall make its best efforts to complete the Landlord’s Works within four (4) months from today's date (the “Landlord’s Works Completion Date”). Once the Landlord’s Works have been completed, the Landlord shall notify the Tenant without delay.

If the Landlord's Works are delayed due to Force Majeure, the Landlord shall notify the Tenant of such circumstance, indicating the delay provided for on the Landlord's Works Completion Date. In the event of disagreement by the Tenant, each of the Parties shall be entitled to submit the discrepancy to the Independent Expert.

The Landlord states that it has made its best efforts to take into account the COVID-19 pandemic and its known consequences as of the date of signature in the planning of the Landlord’s Works and in the estimation of the Landlord’s Works Completion Date. However, the Parties acknowledge and agree that it is not possible to fully anticipate the actual impact that the COVID-19 pandemic and that the measures to be taken to counter it will have in the process of executing the Landlord's Works. So, the Parties agree that despite being aware of the existence of the pandemic and the corresponding measures taken prior to the date of signing this Agreement, any event that results from COVID-19 infection and/or countermeasures that could not be fully predicted or anticipated prior to the signing of the Agreement (such as prolonged inactivity by competent authorities, work quarantines, etc.) will be considered a Force Majeure event:

(a)	for which Landlord shall not be liable;

(b)	for which all actions and claims for damages of the Tenant against the Landlord are hereby excluded; and

(c)	for which the Landlord's Works Completion Date will be extended for a reasonable period of time according to the period of time in which the execution of the Landlord's Works has been affected, without the Tenant being able to terminate or withdraw from the Agreement for this reason.

5.	RIGHT OF ACCESS, PARKING SPACES

5.1	The Landlord hereby grants the Tenant the Right of Access for the purposes of this Lease and during its term. In the exercise of the Right of Access, the Tenant:

(a)	shall avoid causing any kind of disturbance and damage to the Landlord and third parties who may enjoy the same right;

(b)	ensure that those persons to whom the Right of Access is also granted proceed equally.

5.2	The Tenant undertakes to compensate the Landlord for any type of damage and/or harm suffered as a result of the actions or omissions that any person (other than the Tenant and its employees) may cause to the Landlord when exercising the Right of Access under this Agreement. To this end, the Landlord shall assign to the Tenant all actions arising from the damages caused by said person.

5.3	The Tenant may only park vehicles, for the purposes of this Lease and during its term, in the Parking Spaces. The Parking Spaces are an accessory part of the Property.

6.	DELIVERY OF THE PROPERTY

6.1	The Landlord must deliver the Property (without the surface area of Offices) to the Tenant on the Delivery Date. The Parties shall prepare a Delivery Protocol on the occasion of the delivery of the Property (“Delivery Protocol”).

6.2	If the Tenant does not attend to the delivery of the Property on the Delivery Date, the Property will be considered to have been accepted by the Tenant without reservation. In this case, the Landlord will formalize the Delivery Protocol unilaterally, and must record the Tenant’s absence in the Delivery Protocol itself.

6.3	The Tenant shall be obliged to accept the Property unless it presents Major Defects. It shall be the responsibility of the Landlord to remedy any Minor Defects that have been included in the Delivery Protocol within a maximum period of fifteen (15) Business Days from the execution of the Delivery Protocol, unless the Parties agree otherwise in this regard. It shall be the responsibility of the Landlord to eliminate any Major Defects within a period appropriate to the nature of the Major Defect, but not more than thirty (30) Business Days from the time the Major Defect has been notified by the Tenant. By signing the Delivery Protocol, it will be understood that the Parties confirm that the Property has been delivered free of any defects other than those that the Parties have collected in the Delivery Protocol.

6.4	Any dispute that may arise between the Parties in relation to the nature of the defects will be submitted to the Independent Expert, who will resolve on the nature of each defect. The Parties shall bear the Independent Expert’s fees equally. The Party whose position was confirmed by the Independent Expert may, within five Business Days following the decision of the Independent Expert, claim from the other Party the reimbursement of its participation in the Independent Expert’s fees within a period not exceeding ten (10) Business Days following the request of the Party whose position had been estimated.

6.5	If the delivery of the Property does not take place on the Delivery Date for the reason provided for in Clauses 6.3 and 6.4, the delivery of the Property will take place on the Alternative Delivery Date. Clauses 6.1 to 6.4 shall also apply to the delivery of the Property on the Alternative Delivery Date.

6.6	The Tenant assumes full responsibility for obtaining the Activity License and will compensate the Landlord for any type of cost, harm, damage and/or loss arising from lack of obtaining or delay in obtaining it. In the event of failure to obtain or loss of efficacy of the Activity License, the Tenant may not terminate this Agreement or stop paying the Rent or request the modification of the agreed contractual conditions, except in the event that the lack of Activity License or its subsequent cancellation or revocation is attributable to the Landlord. The Tenant shall provide the Landlord with a copy of its Activity License and any documentation related to the Activity License.

The Tenant knows and accepts that obtaining the Activity License requires the Tenant to obtain a favorable resolution issued by the competent administration upon the request for exceptionality to the application to the Property of Royal Decree 2267/2004, of December 3rd, approving the Fire Safety Regulations in Industrial Establishments (“RSCIEI”), by submitting to the competent authorities a services study that justifies equivalent security in terms of the Tenant’s activity as provided for in the RSCIEI itself (the “Services Study”). For these purposes, the Landlord has agreed to (i) draft a Services Study within sixty (60) days from the date on which the Tenant provides the Landlord with the detail of the Tenant’s activity on the points detailed in ANNEX 8 and (ii) to submit said Services Study to the competent administration in instrumental form, for the mere purposes of its administrative processing, at the expense and risk and at the cost of the Tenant itself. The Tenant, for its part, undertakes to comply, at its own expense, with any and all requirements that the competent administration may make in relation to the request for exceptionality and its favorable resolution mentioned above.

7.	LEASE TERM

7.1	The Lease Term begins on the date that has been recorded for this purpose in the Delivery Protocol of the Warehouse part of the Property, in the event that its delivery is carried out on a date other than the Offices part of the Property (the “Start Date”).

7.2	The Lease Term is set within the determined period of five (5) years from the Start Date.

7.3	The Lease Term shall be automatically extended for successive periods of three (3) years each until the Lease reaches a maximum duration of eleven (11) years, unless the Tenant notifies the Landlord in writing, at least six (6) months prior to the end of the term of each of the extensions, of its decision not to extend it.

7.4	For the avoidance of doubt, in the event that the Landlord does not receive the notification referred to in the previous Clause, it shall be understood that the Tenant has granted its agreement to the extension of the Agreement in the indicated terms. The duration of each extension shall be mandatory.

7.5	This Lease may only be terminated prior to the end of the Lease Term for the reasons provided for in Clause 18. This Lease may only be automatically extended in the event and in the terms established in Clause 7.3, without the tacit renewal provided for in Article 1566 of the Civil Code being applicable.

7.6	The Lease Term and the term of any of the extensions that are applicable in accordance with Clause 7.3 are mandatory for both parties, so that the Tenant may not terminate the Lease prior to the end of the Lease Term or any of the extensions that are in progress. The Tenant expressly accepts that the mandatory nature of the initial Lease Term and, if applicable, of any of its extensions constitutes an essential element of this agreement, determining the Landlord’s willingness to proceed with the execution of this Lease. Consequently, any waivers, unilateral or early termination of this Agreement by the Tenant that takes place prior to the end of the Lease Term or any of its ongoing extensions - regardless of whether it occurs under applicable law (e.g. insolvency proceedings)- shall be considered a serious breach of this Agreement and shall entitle the Landlord to demand from the Tenant a conventional penalty consisting of an amount equal to the amount of the Rent corresponding to the Lease Term or the ongoing extension remaining to be fulfilled (plus the one that is applicable, where appropriate, pursuant to Clause 2.11 and/or 18.6). This conventional penalty has been freely agreed by the Parties and constitutes the amount in which both quantify the damages caused to the Landlord for the breach of this essential obligation to remain for the entire Lease Term and, where applicable, the extensions. The Tenant expressly accepts the proportionality of this penalty in consideration of the essential nature of the Lease Term or any of its extensions and expressly waives the right to exercise any actions aimed at the judicial moderation of the penalty or to delay or avoid its fulfillment and execution.

7.7	Notwithstanding the provisions of Clause 7.5, the Parties expressly agree that the Tenant shall have the power to withdraw from the Lease, which may only be exercised with effect on the date on which three (3) years of the Lease Term are reached, by notifying the Landlord with a prior notice of twelve (12) months, that is, on the date on which two (2) years of the Lease Term is reached (the “Withdrawal Faculty”).

In the event of the exercise of the Withdrawal Faculty by the Tenant, the Landlord shall be entitled to an economic compensation for an amount equal to eight months of the Fixed Part of the Rent in force on the effective date of said withdrawal, plus the total unpaid amount of the Supplementary Rent Part pending payment (the “Withdrawal Compensation”), plus the corresponding Value Added Tax.

For the valid exercise of the Withdrawal Faculty, the payment of the Withdrawal Compensation by the Tenant to the Landlord shall be indispensable simultaneously with the notification of the exercise of the Withdrawal Faculty.

8.	Rent

8.1	The Tenant undertakes to pay the Rent for the lease of the Property from the Start Date. The Rent consists of the Fixed Part of the Rent and the Supplementary Part of the Rent. The form of calculation of the amounts corresponding to the Fixed Part of the Rent is established in the following table:

Use of the Property and Purpose	Color in Plan	Total Area (m2)	Price per unit (EUR/m2/month)	Fixed Part of Monthly Rent (EUR)
Warehouse	yellow	3,189.20	[***]	[***]
Offices	red	620.01	[***]	[***]
Fixed Part of Total Monthly Rent:				[***]
				x 12
Fixed Part of Annual Rent:				[***]

8.2	The Fixed Part of the Rent will be adjusted to adapt to the real gross surface of the Property, which will be verified at the completion of the Landlord’s Works. The gross surface will be measured in accordance with DIN 277 (BGF). In the event that the Parties do not carry out the verification of the actual gross surface, the Fixed Part of the Rent shall be determined according to the surfaces reflected in the previous table.

8.3	The Landlord shall apply the Value Added Tax (“VAT”) to the amounts referred to above, calculated in accordance with the regulations applicable to the Rent.

8.4	The Landlord hereby grants the Tenant an incentive in the amount of four (4) months of Fixed Part of the Rent for the Warehouse and four (4) months of Fixed Part of the Rent for the Offices, that is, the total amount of fifty-one thousand five hundred and fifty nine (63,249) EUR (the “Incentive”).

The Incentive shall be gradually allocated each month to the payment of the Rent until the amount of the Incentive is depleted, operating as a lack of the Rent corresponding to each part of the Property; and

8.5	In the event that there are Work Modifications Costs and the Parties have not agreed otherwise, the Tenant shall be obliged to pay the Supplementary Part of the Rent referred to in Clause 8.1. The amount of the Supplementary Part of the Rent will be calculated according to the following formula:

Supplementary Part of the Rent =	WMC x C
T

WMC	- Work Modifications Costs

C	- Capitalization factor of 1.27

T	- Number of months of the Lease Term excluding extensions (60)

8.6	The Rent will be updated annually upwards in accordance with the variation experienced by the Update Index. The Rent update will take place on January 1 of each calendar year from January 1, 2024 (date on which the first Rent update will take place) by applying the percentage variation experienced by the Update Index during the immediately preceding calendar year. The Landlord shall inform the tenant of the increase in the Rent by sending an invoice with the updated Rent and, at the same time, an invoice for the amounts not paid for the Rent in what had been increased from January 1 of the year in question to the date of the invoice. The Rent increases resulting from the update system stipulated in this Clause will be applied cumulatively throughout the term of the Lease.

8.7	The Rent update stipulated in the previous Clause will not take place when the variation experienced by the Update Index during the calendar year is negative (deflation) or equal to zero.

8.8	The Rent update constitutes an essential element of this agreement, determining the Landlord’s willingness to proceed with the execution of this Lease. Consequently, the Parties expressly state that they consider the Rent update appropriate and that it will take place throughout the term of the Agreement. The Rent resulting from the update will be automatically mandatory for both Parties, without the need for notification or request by the Landlord.

9.	LEASE CHARGES

9.1	During the term of the Lease, the Tenant shall pay the Landlord on a pro rata basis the amount of the Lease Charges, comprising (i) expenses incurred for the provision of use-related services, ownership, administration, repair and maintenance of the Building, as further explained in ANNEX 4, the costs of the Landlord’s Insurance and the Conservation Entity (the “Operating Expenses”), and (ii) the Real Estate Tax (IBI) that the Landlord must pay with respect to the Building (the “Property Taxes”). The services that are part of the Operating Expenses to be provided by third parties will be passed on without any additional charge and will be allocated to the Property on a proportional basis.

9.2	From the start of the Agreement, the Tenant must pay the Lease Charges, which are budgeted for the ongoing calendar year at €0.50, excluding VAT, for each m2 of the Property for each calendar month.

9.3	In the event that any of the Operating Expenses correspond to services shared by the Tenant with other users of the Building or the Logistics Park, only the proportional part of the actual cost of such Operating Expenses shall be passed on to the Tenant, calculated based on the proportion that the surface of the Property saves with the total leased surface in (i) the Building or (ii) the Logistics Park or, if applicable, (iii) in other buildings participating in such shared services.

9.4	Within the maximum period of one hundred and twenty (120) days following the end of each calendar year, the budgeted Operating Expenses will be reconciled with those actually incurred in said period, for which purpose the Landlord will send the Tenant, before March 31 of the following year, a comparison of the amounts budgeted for each item and those actually incurred.

The Tenant may, within thirty (30) days following the date on which it receives the comparison, access the accounting documents that support the Operating Expenses, at the written request of the Tenant sent for this purpose at least five Business Days in advance.

In this regard,

9.4.1	If the total payments made by the Tenant on account of Operating Expenses on the basis of the annual budget are lower than those actually incurred, the Tenant shall be obliged to pay the difference within ten (10) Business Days from the receipt of the corresponding liquidation invoice and the budget of the Lease Charges for the year in which said liquidation is made shall be adjusted with effects of January 1 to the amount resulting from the reconciliation

9.4.2	If, on the contrary, the total payments made by the Tenant on account of Operating Expenses on the basis of the annual budget are greater than those actually incurred, the Landlord will retain said excess to apply it to the next payments on account of Operating Expenses on the basis of the annual budget for the current year, to the extent they reach

9.5	The Tenant shall be responsible for the services necessary for the proper functioning of the Property that are not part of the services included in ANNEX 4 and shall bear the cost thereof. The Tenant, in particular, shall be responsible for entering into the following individual agreements with the suppliers:

(a)	water supply;

(b)	gas supply, if applicable;

(c)	disposal of waste;

(d)	security; and

(e)	telecommunication services.

Given that the electricity connection and the transformation center are common to the entire logistics park in which the Building is located, the electricity supply agreement will be formalized by the Landlord in an instrumental manner, with divisional electricity meters installed for each user, and their cost and consumption will be passed on to the Tenant, on expiry, as part and in the same way intended for the Operating Expenses. However, it is stated that the contracting of the electricity supply by the Landlord is merely instrumental and does not seek in any way to assume the responsibilities of a power supply company or to give guarantee to the Tenant of said electricity supply.

It is hereby stated for the record that the Landlord is hereby expressly authorized to interrupt the derivation of said electricity supply to the Tenant in the event of non-payment by the Tenant of any cost or consumption of electricity supply, upon notification to the Tenant five (5) Business Days in advance, without the Tenant having any claims or demands to make in this respect.

In the event of an interruption in the electricity supply in the Building, the Landlord hereby assigns to the Tenant the actions against the company that provides electricity to which the Landlord is entitled to claim the damages that may correspond for that reason and the Tenant accepts them and undertakes to hold the Landlord fully harmless from any liability, cost, damage or harm that may arise from the exercise of such actions by the Tenant.

9.6	Landlord in no way guarantees that the supplies, services or means indicated in this Clause 9 will be provided without interruption and, consequently, will not be liable for the interruption or cessation of such supplies, services or means, unless the interruption or cessation were due to the gross negligence of Landlord. In the event that the Landlord is responsible in accordance with the provisions of this Clause, its liability to the Tenant shall be limited to the same that the provider of the supplies, services or means would have to the Landlord in accordance with the applicable regulations or the corresponding agreement relating to the supply, services or means. Consequently, the Tenant shall not have the right to claim from the Landlord more extensive compensation than those compensations that the Landlord has the right to claim from the corresponding providers of supplies, services or means in accordance with the applicable provisions. The Tenant shall notify the Landlord of any damage without undue delay, otherwise its right to claim compensation from the Landlord for such damage shall be extinguished.

9.7	The Landlord shall have the right to charge the Tenant, as part of the Monthly Operating Expenses, a management and administration fee for a total amount equivalent to three percent (3%) of the Monthly Rent.

9.8	The Tenant is obliged to pay any and all taxes and/or obligations arising from the exercise of the Permitted Use (and any waste collection fees, vehicle access fees, etc.). In the event that the State, the Autonomous Community, the Province, or the Municipality create new taxes or apply additional levies, or increase the current levies with respect to the Logistics Park, the Building or the Property, the Tenant is obliged to pay the amount of said new tax or additional levy or increase, which will be considered Amounts Assimilated to the Rent.

10.	PAYMENT

10.1	The Tenant is obliged to pay the Rent and the Lease Charges (including applicable taxes) to the Landlord for anticipated monthly payments within the first ten (10) days of the ongoing calendar month. The Landlord shall issue and send the Tenant the corresponding invoice for the Rent and the Lease Charges.

10.2	The Rent and Lease Charges will be paid by the Tenant by direct debit to the Tenant’s Account and will be considered paid on the date on which they are effectively deposited in the Landlord’s Account.

10.3	If the Start Date does not coincide with the start of a calendar month or if the Lease ends on a date other than the last day of a calendar month, the Tenant shall pay the Rent and the Lease Charges in proportion to the number of days of duration of the Lease in said calendar month.

10.4	Any delay in the payment of the Rent or any other amount whose payment corresponds to the Tenant under this Agreement shall accrue a default interest of 0.04% of the amount due for each day of late payment, counted from the day following the day on which the breach occurred, without the need for prior notice or demand for payment by the Landlord and without prejudice to the remaining rights and actions that correspond to the Landlord.

10.5	The Tenant is obliged to pay the Rent and the Lease Charges without any kind of compensation, deduction, withholding or reduction on amounts due, even (i) in the event of a breach of the obligations arising from this Agreement by the Landlord or (ii) in the event that the Landlord owes any amount to the Tenant, all of this except in the event that such deduction or withholding is applicable by law, it has been agreed in writing with the Landlord or is derived from the execution of an executive judicial resolution. The Tenant hereby acknowledges receipt of a copy of a certification issued by the Tax Agency confirming that it is exempt from withholding in the payment of the Rent and the Lease Charges, a copy of which is attached as ANNEX 6. In the event that the Landlord ceases to be exempt from having the Tenant make withholdings on the payment of the Rent or the Lease Charges, the Landlord must immediately notify the Tenant so that it can practice, in a timely manner, the withholds applicable under the relevant regulations, in order for the Tenant to make as many payments as necessary to the Tax Authorities and to prove to the Landlord that these payments have been made in a timely manner.

10.6	The Parties expressly agree that the obligation to pay the Amounts Assimilated to the Rent by the Tenant is an essential element of this agreement and its non-payment by the Tenant will entitle the Landlord to exercise the same actions that would correspond in the event of non-payment of the Rent, in particular the provision set out in Article 27.2 a) of the Urban Leases Act.

11.	VALUE ADDED TAX (VAT)

11.1	The Lease and the Lease Charges are considered as provision of services for VAT purposes taxed in their entirety and not subject to pro rata, and will be considered to have been occurred on the date of issuance of the corresponding invoice. The Landlord shall pass on to the Tenant the applicable VAT to the Rent and the Lease Charges.

11.2	In the event that either Party ceases to have the status of taxable entity for VAT purposes, it must inform the other Party about this circumstance within five (5) Business Days from the date on which such circumstance took place.

12.	WORKS, MAINTENANCE AND REPAIRS

12.1	The Tenant is obliged to keep the Property and its equipment in good condition of use and to carry out Minor Repairs at its own cost. The Landlord may require the Tenant to execute and complete the Minor Repairs within a period of fifteen (15) Business Days from said request. In the event that the Tenant fails to comply with its obligation to execute the Minor Repairs, the Landlord shall have the right to access the Property to execute the Minor Repairs by itself or through a third party, at the cost of the Tenant.

12.2	The obligation of the Tenant to execute the Minor Repairs:

(a)	shall not apply to those defects in respect of which the warranty period granted to the Landlord by the supplier of the relevant goods or services applies;

(b)	in the event that the Minor Repairs were covered by the Landlord’s Insurance and had been managed as a claim with a favorable response, the Tenant’s obligation shall be limited to satisfying the amount that exceeds the amounts of the insurance paid by the insurance company to the Landlord.

12.3	The Landlord shall be entitled to carry out the Major Repairs at its discretion. The Tenant is obliged to allow any construction and/or technical modification that the Landlord deems necessary to improve the Building or the Property or to keep it in compliance with the Technical Specifications. Any other maintenance or improvement work will be carried out by the Landlord only in the manner and conditions agreed with the Tenant.

12.4	The Tenant is obliged to inform the Landlord without delay of the need to execute any Major Repairs, especially if there is a threat of damage to the Property or the Building. The Tenant shall not in any case execute the Major Repairs on its own behalf or through third parties without the prior written consent of the Landlord.

12.5	During the execution of the Major Repairs or of the constructions and/or technical modifications provided for in Clause 12.3, the Landlord shall make its best efforts so that the use of the Property by the Tenant is harmed as little as possible and, if possible, will inform the Tenant in advance of the need to execute any Major Repair, construction or technical modification that could restrict the use of the Property by the Tenant. The Tenant shall cooperate to the extent possible with the Landlord in the execution of Major Repairs, constructions or technical modifications.

12.6	In the event that the Tenant cannot use the Property for the Permitted Use for reasons not attributable to the Tenant, the Tenant must inform the Landlord within two (2) weeks following the date on which the use of the Property has been affected. Otherwise, any right of the Tenant to demand any correction and/or any compensation for damages will be extinguished.

13.	GUARANTEES

13.1	In accordance with the provisions of Article 36.1 of the Urban Leases Act, the Tenant hereby delivers to the Landlord proof of bank transfer of the Legal Deposit to the Landlord's Account, who receives it to its full satisfaction for deposit with the competent public entity and who will serve as a guarantee of the Guaranteed Obligations. A copy of the corresponding transfer receipt is attached as ANNEX 7. The Legal Deposit must be updated on the Start Date and at the beginning of each third year of the Lease to make it equal to two monthly payments of the Rent then in force. The Legal Deposit shall be returned by the Landlord to the Tenant within ten (10) Business Days following the date on which the competent public entity delivers the amount of the Legal Deposit to the Landlord, prior to its application to satisfy the responsibilities pending to be addressed by the Tenant

13.2	In addition to the Legal Deposit, the Tenant is obliged to deliver to the Landlord, prior to the deadline of November 25, 2022, an additional guarantee in assurance of the Guaranteed Obligations in the form of (i) bank guarantee issued in favour of the Landlord by a credit institution of recognized solvency and that enables the Landlord to assign or pledge all credit rights in favor of the Landlord’s funders (the “Bank Guarantee”), or (ii) security deposit to be paid by bank transfer to the Landlord’s Account (the “Security Deposit”). Failure to comply with this obligation will entitle the Landlord to require the Tenant to pay a conventional penalty consisting of an amount equal to 0.1% of the amount of the Guaranteed Amount that the Tenant has not guaranteed for each day of non-compliance by the Tenant.

13.3	The Bank Guarantee and the Security Deposit must guarantee the Guaranteed Obligations up to a minimum amount of six (6) months of Rent and Lease Charges together with the applicable VAT (the “Guaranteed Amount”).

13.4	The Tenant is obliged to keep the Bank Guarantee valid, in force and for an amount equal to or greater than the Guaranteed Amount, until three (3) months have elapsed from the end of the Lease Term or, where appropriate, the extension of the Lease Term that would proceed in accordance with Clause 7.3.

13.5	The Tenant shall be obliged to supplement or replace the Bank Guarantee at least four (4) months before its expiration with another one issued under identical terms and conditions. In the event that (i) the Tenant fails to comply during the Lease Term with any of its payment obligations under this Agreement or (ii) the Tenant has not proceeded to replace or supplement the Bank Guarantee in the terms established at least thirty (30) days prior to its expiration, the Landlord shall be freely entitled to execute the Bank Guarantee up to the total maximum guaranteed amount and withhold said amounts as Security Deposit for its application to the fulfillment of the Tenant’s obligations in the same manner intended in the Bank Guarantee, with express waiver by the Tenant of any right or power conferred by Article 1775 of the Civil Code.

13.6	In the event that the Landlord exercises the Bank Guarantee and the amount that is guaranteed becomes less than the Guaranteed Amount, the Tenant must provide the Landlord with a new Bank Guarantee within five (5) Business Days from the request made by the Landlord for this purpose, so that the total sum guaranteed for all the Bank Guarantees granted by the Tenant is equal to or greater than the Guaranteed Amount.

13.7	The Security Deposit will guarantee the proper compliance by the Tenant with the Guaranteed Obligations and the Landlord may apply the Security Deposit or any part thereof to the payment of the debts that the Tenant maintains with the Landlord in the event that the Tenant does not comply with its obligation to satisfy the Guaranteed Obligations in a timely manner. In the event that the Landlord uses the power to apply the Security Deposit to the payment of the defaulted Guaranteed Obligations, the Landlord shall inform the Tenant of the reasons and scope of the application of the Security Deposit and, at the same time, shall require the Tenant to replace the Security Deposit up to at least an amount equal to the Guaranteed Amount. The Tenant must replace the Security Deposit within five (5) Business Days of receipt of the request sent by the Landlord for this purpose. The Tenant shall not be entitled to receive interest on the Security Deposit.

13.8	Within three (3) months following the extinction or termination of this Agreement and once all the Tenant’s obligations have been fulfilled in accordance with this Agreement, the Landlord must return to the Tenant the balance of the Security Deposit that has not been applied to the fulfillment of the Guaranteed Obligations.

13.9	For the avoidance of doubt, it is expressly stated for the record that the Guaranteed Amount does not operate as a limit of liability of the Tenant for the fulfillment of its obligations under this Agreement. The total or partial execution of a Bank Guarantee does not exclude the exercise of any other action that the Landlord deems appropriate to exercise for the protection of its interests, including those actions aimed at terminating the Lease and evicting the Tenant.

14.	INSURANCE

14.1	The Landlord shall take out and maintain in force a building insurance policy on the Building against natural risks and civil liability insurance against third parties, including insurance against risks arising from the interruption of activity (“Landlord’s Insurance”).

14.2	After the execution of this Agreement, the Tenant must subscribe and maintain at all times in force, at its cost, an insurance policy for the Building contents and for the works carried out by the Tenant, as well as civil liability insurance against third parties for the risks derived from the activities carried out by the Tenant in the Property or the Building, including the Permitted Use. The Landlord must give its approval for both the content of the corresponding policies and the respective insurance companies.

14.3	At the request of either Party, the other Party must prove that the insurance policies referred to in this Clause 14 have been correctly subscribed and are in force, and that it is up to date in the payment of the corresponding premiums.

15.	OTHER RIGHTS AND OBLIGATIONS OF THE Tenant

15.1	The Tenant shall be obliged to use the Property within the framework and for the purpose stipulated in this Agreement, and subject to the License of Occupation, in such a way that the wear and tear due to use does not exceed the usual wear and tear due to ordinary use under standard conditions.

15.2	Additionally and in particular, the Tenant:

(a)	is obliged to use the Property without undermining the rights of the Landlord or other users of the Building or the Logistics Park, avoid any damage, immediately notify the Landlord of any threat of damage or damage actually caused and, in particular, refrain from introducing animals or dangerous objects, or combustibles or any other harmful, explosive or flammable substance susceptible to causing damage or the destruction or deterioration of the Building;

(b)	is obliged to comply with the requirements and limitations imposed by the regulations applicable to the Building (including environmental regulations) and the Technical Specifications, conform to the rules of the interior regime of the Building as soon as these rules have been prepared and/or modified by the Landlord and the Landlord has informed the Tenant of their existence, content and/or modifications, and ensure that the rules of the internal regime are observed by its employees, shareholders, customers, visitors, etc.

(c)	Unless the Tenant obtains the prior written consent of the Landlord, the Tenant must refrain from making modifications to building work, improvements, additional internal structures or technical equipment installations affecting structural elements of the Building and interfering with service networks, sewer, heating and any other equipment, including any equipment that is under warranty and whose interference could impair the ability to exercise such warranty;

(d)	shall reasonably ventilate the Property according to its characteristics and keep it clean and protected against frost and shall keep the surroundings of the Property and the Parking Spaces clean and well-maintained;

(e)	must be censored as a VAT taxpayer before the competent tax administrations;

(f)	undertakes to inform the Landlord of any change of control of the Tenant (as “control” is defined in Article 42 of the Commercial Code); of any transformation of the Tenant (in this case the information must be provided at least 30 days prior to the request for registration of the transformation in the Commercial Registry), of the Tenant's dissolution, of any capital reduction subscribed by the Tenant, of the sale of any branch of the Tenant’s activity and of any threat or risk of the Tenant entering into bankruptcy proceedings (regardless of whether the bankruptcy proceedings are requested or in the case of problems due to over-indebtedness);

(g)	undertakes to comply with all the obligations derived from the fire prevention regulations applicable to the Property and all the activities that the Tenant carries out in the Property;

(h)	must comply with the regulations applicable to the use of the Property and with any limitations imposed by this regulation, in particular, the regulations applicable on safety and health protection in the work environment, the hygiene regulations and the technical and construction regulations;

(i)	undertakes to inform the Landlord immediately of any damage suffered by the Property or of any claim that takes place in the Property.

15.3	The Tenant may not assign the Agreement or sublease the Property in whole or in part to any third party without the prior written consent of the Landlord. The Parties hereby expressly waive the application of Article 32 of the Urban Leases Act. By exception to the foregoing, the Landlord hereby authorizes the partial (and not total) sublease of the Property by the Tenant to a company belonging to its group (as “group” is defined in Article 42 of the Commercial Code), provided that:

(a)	The Tenant is up to date in the payment of the Rent and any other amount due under this Agreement;

(b)	The Tenant notifies the Landlord in writing of the partial sublease at least thirty (30) days in advance of the sublease, identifying and providing detailed information of the subtenant;

(c)	The partial sublease does not cause the Landlord harmful effects of a tax nature in accordance with the regulations applicable to the sublease at the time it takes place; and

(d)	The Tenant assumes full responsibility for the use of the Property by the subtenant and the guarantees granted by the Tenant under this Agreement remain unchanged.

15.4	The Tenant is aware of and accepts that it is the Landlord’s will to reach a high standard of sustainability and environmental protection in the operation of the Building and, to this end, the Tenant undertakes to provide the Landlord with the information that the Landlord may require from the Tenant about:

(a)	Electricity, gas and water consumption in the Property, as well as waste generation -in particular, the information sent by the respective supply and service providers - and, to the extent technically possible, differentiating between heating, air conditioning and lighting consumption.

(b)	Measures implemented in the Property in order to improve sustainability and environmental protection.

The Tenant must provide such information and documents always (i) before April 30 of each calendar year in relation to the consumption of the immediately preceding calendar year and (ii) within thirty (30) days following the request for information made by the Landlord on the consumption of the time period specified in the Landlord’s request.

15.5	The Landlord and the Tenant shall meet at least annually to discuss the use of energy in the Property - based on the information provided by the Tenant - and to study reasonable initiatives that may help reduce energy consumption, carbon emissions, water expenditure and the generation of waste in the Property.

15.6	The Parties expressly submit any and all works carried out in the Property to the provisions of this Agreement and, consequently, expressly waive the provisions of Article 30 of the Urban Leases Act and, by referral, to the provisions of Articles 21, 22, 23 and 26 to the applicable extent.

16.	OTHER RIGHTS AND OBLIGATIONS OF THE Landlord

16.1	The Landlord shall provide the Tenant with the occupancy of the Property without disturbances, with the understanding that the Landlord shall not be in any way responsible for the disturbances caused by third parties in the occupancy of the Property. In the event of disturbances by third parties, the Landlord shall make its best efforts to end such disturbance from the moment it is aware of it, taking into account the interests of the Tenant.

16.2	The Landlord (or any third party authorized by it) may access the Property at any time during business hours upon notification to the Tenant specifying the reasons for such access, including the following (but not limited to):

(a)	the preparation and/or execution of urgent structural and technical modifications and/or repairs, which the Tenant is obliged to allow at all times;

(b)	the maintenance of the technical equipment of the Building;

(c)	inspection of the Property and the manner in which it is used by the Tenant;

(d)	show the Property to prospective tenants; or

(e)	any other relevant reason.

16.3	In the event of a threat of damage to health or serious damage to property (in particular, in case of fire), the Landlord and any third party authorized by the Landlord may access the Property without the need for prior notification to the Tenant. In this case, the Landlord must inform the Tenant without delay.

17.	INFORMATION AND DISTINCTIVE SIGNS

17.1	The Tenant may place an identifying sign with its logo (the “Distinctive Sign”) with prior written consent granted by the Landlord, who will not unreasonably deny it, provided that approval has previously been obtained from the competent public administration, if necessary under applicable regulations. The cost of the placement of the Distinctive Sign shall be borne by the Tenant with full exemption of the Landlord.

17.2	The Tenant shall be obliged to remove the Distinctive Sign and return its location to its original state on the date on which the Lease Term ends or, if applicable, within five (5) Business Days following the termination of the Lease. In the event that the Tenant fails to comply with the obligations established in this Clause 17, the Landlord will remove the Distinctive Sign at the Tenant’s expense.

18.	TERMINATION AND EXTINCTION

18.1	This agreement may only be terminated and render ineffective by all and/or any of the following causes, with repeal and exclusion of the causes of termination established in the Urban Leases Act:

(a)	End of the Lease Term and its extensions;

(b)	Termination of the Agreement for serious breach of obligations in accordance with the provisions of Clauses 18.2 and 18.3 or for the cause referred to in Clause 18.2(c);

(c)	Notice of termination of the Agreement for breach of the material obligations set out in Clauses 18.4 and 18.5; or

(d)	Mutual agreement between the Parties.

Prior to the start of the Lease Term, this Agreement may only be terminated for the reasons referred to in Clauses 18.1(b) and 18.1(c).

18.2	The Landlord shall have the right to terminate this Agreement by giving two (2) months’ prior notice to the Tenant, with the understanding that the termination shall be effective once the term of one (1) month has elapsed from the first day of the calendar month following the day in which the notice had been sent to the Tenant. The notice provided for in this Clause may be made solely and exclusively for the following reasons:

(a)	That the Tenant fails to comply with its obligation to allocate the Property for the Permitted Use;

(b)	That the Tenant or the third parties that use the Property in accordance with this Agreement disrupt peaceful use and/or public order even after having been required to cease in this behavior during the last 12 months. The notice of termination provided for in this Clause shall not be necessary when the aforementioned disturbance exceeds the reasonableness of the circumstances;

(c)	That it is decreed the obligation to demolish the Building or the obligation to modify it in such a way as to prevent the use of the Property by judicial or administrative resolution of an executive nature;

(d)	That the Tenant has carried out any action that requires the prior consent of the Landlord without having previously obtained said consent; or

(e)	That the Tenant permanently and/or repeatedly fails to comply with its obligations even after having been requested in writing by the Landlord on two (2) occasions within the last twelve (12) months to cease its breach, provided that fifteen (15) Business Days have elapsed between both requirements and the Tenant has not ceased its breach within fifteen (15) Business Days following the second requirement of the Landlord.

18.3	The Tenant shall have the right to terminate this Agreement by giving one (1) month’s prior notice to the Landlord, with the understanding that the termination shall be effective once the term of one (1) month has elapsed from the first day of the calendar month following the day in which the notice had been sent to the Landlord. The notice provided for in this Clause may be made solely and exclusively for the following reasons:

(a)	That the Property cannot be occupied for a period of three (3) months for a cause attributable to the Landlord; or

(b)	That the Landlord permanently and/or repeatedly fails to comply with its obligations even after having been requested in writing by the Tenant on two (2) occasions within the last twelve (12) months to cease the breach, provided that fifteen (15) Business Days have elapsed between both requirements and the Landlord has not ceased its breach within fifteen (15) Business Days following the second request of the Tenant.

18.4	The Landlord shall have the right to terminate this Agreement without prior notice and without further requirement than sending a notification to the Tenant for the following reasons, with the understanding that the termination will take effect from the time the notification sent to the Tenant is considered received:

(a)	That the Tenant fails to comply with the obligation to pay the Rent, the Lease Charges or any other Amount Assimilated to the Rent for more than ten (10) Business Days;

(b)	That the Tenant fails to comply with the obligation to deliver or replace in a timely manner the Security Deposit or the obligation to deliver in a timely manner the Bank Guarantee and/or the obligation to maintain the amount of the Security Deposit or the sum guaranteed by Bank Guarantee in an amount equal to or greater than the Guaranteed Amount;

(c)	That the Tenant loses its status as a taxable entity for VAT purposes; or

18.5	The Tenant shall have the right to terminate this Agreement without prior notice and without greater requirement than the sending a notification to the Landlord (with the understanding that the termination shall be effective from the time the notification sent to the Landlord is received) in the event that the Delivery Protocol has not been signed within two (2) months following the Delivery Date due to the exclusive fault of the Landlord; or

18.6	The Landlord shall have the right to demand from the Tenant a conventional penalty consisting of an amount equal to six (6) months of Rent, plus the total unpaid amount of the Supplementary Part of the Rent, when any of the grounds entitling it to terminate the Agreement occurs in accordance with Clauses 18.2 (except for Clause 18.2(c)) and 18.4, regardless of whether or not the Landlord exercises its power to terminate the Agreement for any of these reasons.

18.7	In the event of termination of this agreement, the stipulations of this Agreement relating to the Legal Deposit, Bank Guarantee and Security Deposit; Clauses 17.2 and 19; and any other stipulation that by law is not affected by the termination of the Agreement will remain in force.

19.	RETURN OF THE PROPERTY AT THE END OF THE LEASE

19.1	Upon termination of this agreement pursuant to Clause 18, the Tenant shall be obliged to vacate the Property immediately and to return it to the Landlord free and vacant, in good cleaning conditions, and in the same conditions as it was delivered by the Landlord, with the exception of wear and tear arising from the good ordinary use that the Tenant has made of the Property and the repairs that have been necessary to carry out in accordance with a diligent and careful use of the Property. The Tenant shall return to the Landlord all keys and access mechanisms to the Property (such as access codes, cards, etc.).

19.2	Unless otherwise agreed between the Parties or unless the Landlord exercises its legal right of retention, the Tenant must leave the Property free and vacant, removing all personal property and equipment, as well as all modifications and works carried out by the Tenant and repairing all damages that may be caused by their removal. The Landlord may require the Tenant to leave on the Property, for the benefit of the Landlord and without consideration, all the Work Modifications and all the additional structures and improvements executed or incorporated by the Tenant that cannot be removed without damaging the Property.

19.3	If the Tenant fails to comply with the obligations set out in Clauses 19.1 and 19.2, so that the Property cannot be considered free and vacant or returned to the Landlord in due time and form, the Landlord shall have the right to require the Tenant to pay a conventional penalty consisting of an amount equal to double (x2) of the daily Rent in force at the time of the termination of the Lease for each day of breach of these obligations.

19.4	If the objects and/or elements referred to in Clause 19.2 have not been removed within ten (10) Business Days following the termination of this Lease, the Landlord may remove the outstanding objects and/or elements and deposit them at the Tenant’s expense in any place authorized for this purpose. In this case, the Landlord shall inform the Tenant in writing of the removal and deposit of these objects and/or elements.

19.5	If the Tenant has registered its registered office at the Property, it must proceed to transfer the registered office within a period of no more than twenty (20) Business Days from the termination of this Lease.

19.6	The provisions of this Clause 19 shall also apply (and to the same extent) to the event that the Tenant has had prior access to the Property and the Agreement is terminated before the Start Date.

19.7	The Parties expressly exclude the application to the Agreement of any legal or conventional regulations that determine an extension of this Lease other than that stipulated in this Agreement and, in particular, expressly exclude the tacit renewal established by Article 1,566 of the Civil Code, without the need for a request or notification of any kind by the Landlord. Consequently, the Tenant's stay in the enjoyment of the Property for more than fifteen (15) days after the termination of the Agreement, with the Landlord's acquiescence, shall not in any case constitute tacit re-engagement of this Lease.

20.	APPLICABLE LAW AND JURISDICTION

20.1	Pursuant to Article 4.3 of the Urban Leases Act, this non-residential lease Agreement shall be governed by the will of the Parties expressed in this Agreement and, only in the event that the provisions of this Agreement are insufficient, by the provisions of Title III of the Urban Leases Act and, subsidiarily, by the provisions of the Spanish Civil Code and the civil legislation that is applicable at the location of the Property.

20.2	Pursuant to Article 4.4 of the Urban Leases Act, the Parties expressly exclude the application of Articles 21, 22, 23, 25, 26, 31, 32, 33, 34 and 35 of the Urban Leases Act, and the Tenant, herewith, expressly waives any of the rights provided for by these articles to the tenants, in particular, expressly waives any type of pre-emptive acquisition right to which it may be entitled upon the total or partial transfer of the Property, the Building or the Logistics Park.

20.3	The Parties submit any and all discrepancies that may arise between them in relation to the interpretation, application or execution of this Agreement to the courts and tribunals of the judicial party corresponding to the locality in which the Property is located, expressly waiving any other jurisdiction that may correspond to them.

21.	FINAL PROVISIONS

21.1	This Agreement, with its annexes, constitutes the entire agreement between the Parties, and may only be modified or novated in writing with the signature of both Parties, except for the change of address for notices purposes in accordance with Clause 21.2.

21.2	All notices to be given pursuant to this Agreement shall be in writing only and shall be delivered in person, by an official mailing service which records its contents and receipt or by a recognized mailing service which records its contents and receipt, or by burofax, to the addresses set out below or to such other address as either Party may notify to the other pursuant to this Clause. In addition, notifications will be sent at the same time via e-mail. Notifications will be sent to the following addresses:

(a)	To Landlord

[***]

(b)	To Tenant

[***]

All notifications made hereunder, as well as their annexes, if any, must be made in English or accompanied by an English translation.

Each Party is obliged to notify the other, exclusively in writing and by the aforementioned means, of any change of address for notices. Such notification shall take effect once at least ten (10) Business Days have elapsed since the notification is considered received by the receiving Party.

Any notification, communication or statement for the purposes of this Agreement that is sent to the contacts stated above or to the new contacts notified in accordance with the previous paragraph of this Clause 21.2 shall be deemed to have been made on the date on which it must be considered received such notification, communication or statement by any of the aforementioned contacts.

21.3	Except as otherwise provided in this Agreement, no conventional penalty applicable under this Agreement shall be a substitute for the recovery of damages or affect the right corresponding to the relevant Party to demand compensation for damages whose amount exceeds the amount of the conventional penalty. Unless an imperative regulation states otherwise: (i) a global and high liability limit is established for the Landlord of FIVE MILLION EUROS (5.000.EUR 000) for any liability that may arise for the Landlord under this Agreement or in relation to this Agreement; (ii) the Landlord shall not incur liability if it is not due to willful misconduct or gross negligence in its actions; and (iii) the Parties shall not be entitled to compensation for lost profits or consequential damages.

21.4	The information that each Party has received from the other Party in connection with this Agreement is considered confidential and the Parties undertake to maintain the confidentiality of such information.

21.5	The Tenant may not assign this Agreement in whole or in part to a third party, or any of its rights under the Agreement, without the prior written consent of the Landlord. The Tenant hereby expressly waives the right granted to it in this regard by Article 32 of the Urban Leases Act.

21.6	If any provision of this Agreement is declared, in whole or in part, void or ineffective, the remaining provisions shall survive and shall not be affected. Void or ineffective stipulations shall be replaced by new ones that, to the greatest extent possible, adequately reflect the intent or purposes of the Parties expressed in this Agreement.

21.7	This Agreement is executed in duplicate and each Party receives one of them.

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO

REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL

TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE

 DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 1 LAND REGISTRY EXCERPT [OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO

 REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL

TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE

DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 2 TECHNICAL SPECIFICATIONS [OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO

REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL

TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE

 DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 3 ILLUSTRATIVE PLANS OF THE PROPERTY [OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO

REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL

TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE

 DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 4 TABLE OF LEASE CHARGES [OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO

REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL

TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE

 DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 5 CHANGE ORDER PRO-FORMA [OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO

REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL

TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE

 DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 6 TAX CERTIFICATES AND SEPA MANDATE [OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO

REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL

TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE

 DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 7 PROOF OF PAYMENT OF THE LEGAL DEPOSIT [OMITTED]

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO

REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL

TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE

 DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT

ANNEX 8 DETAILS OF THE TENANT FOR THE LEASE STUDY [OMITTED]

SIGNATURES PAGE OF THE AGREEMENT

In __________ on 07-11-2022	In __________ on 04-11-2022

VGP PARK DOS HERMANAS, S.L.U.	H2B2 ELECTROLYSIS TECHNOLOGIES, S.L.

/s/ Jan Van Geet	/s/ Florencio-Salvador Ferrera Saldaña
Jan Van Geet Sole Director	Florencio-Salvador Ferrera Saldaña Sole Director